Exhibit 10.3

TERMINATION AGREEMENT AND GENERAL RELEASE

THIS TERMINATION AGREEMENT AND GENERAL RELEASE (this “Agreement”) is entered into as of this 29 day of April, 2007, by and between Snap-on Incorporated, a Delaware corporation (the “Company”), and Alan T. Biland (the “Executive”).

For and in consideration of the mutual covenants and agreements set forth herein, the Company and the Executive agree as follows:

1.            Termination of the Executive’s Employment.

(a)          The Executive’s employment with the Company terminated effective as of April 24, 2007 (the “Termination Date”). On the Termination Date, the Executive will return to the Company all Company property in the possession of or used by the Executive, including the Executive’s computer, keys and access cards.

(b)          The Executive acknowledges the termination of his employment effective as of the Termination Date and hereby confirms his resignation from all offices, directorships, committees, fiduciary relationships, and trusteeships with the Company and with all of its subsidiaries, related companies, affiliates and divisions as of 5:00 p.m., Central Daylight Time, on the Termination Date. Except as otherwise specifically provided herein, all references to the Company shall include its subsidiaries, related companies, affiliates and divisions.

2.            Consideration to the Executive. If the revocation right set forth in Section 3(v) below is not exercised, and subject to the Company’s withholding rights and obligations under Section 12 below, the Company will pay and provide to the Executive the payments set forth in the various subsections of this Section 2 in consideration for the Executive’s agreements to the releases, covenants and other agreements set forth therein. None of the payments set forth in this Section 2 will provide the Executive with any additional credit or accrual rights with respect to any retirement or other employee benefit plan of the Company. All of the payments and benefits described in this Section 2 are contingent upon the Executive’s compliance with the covenants and agreements set forth herein, including the restrictive covenants in Section 6 below. In addition, the payments specified in Section 2(a) below and 2(b) below may be subject to forfeiture as provided therein. The Executive acknowledges and agrees that, upon execution hereof, if the Company complies with the terms of this Agreement, the Company will not have any other obligations to the Executive arising out of his employment with the Company.

(a)          Severance Amount. The Company will pay to the Executive the amount of the Executive’s annual base salary of Three Hundred Sixty-Seven Thousand Four Hundred Dollars ($367,400) in equal monthly payments for the period from the termination date through April 23, 2008. Such payments (collectively, the “Salary Continuation Payments”), will be made on the fourth Friday of every month commencing on May 25, 2007. Notwithstanding the foregoing, the Executive’s right to receive any unpaid portion of the Salary Continuation Payments will cease at such time as the Executive accepts employment with any of the Restricted Companies (as defined below). For purposes hereof, the “Restricted Companies” means any of the following companies or their respective subsidiaries: Autozone, Inc., Cornwell, SPX Corporation, the tools business of The Stanley Works (including but not limited to MAC Tools), or the tools business of Danaher Corporation (including but not limited to Matco) or any part of the business of either The Stanley Works or Danaher Corporation which involves the tools business (including any managerial position with such companies which directly or indirectly relates to the tool business of such companies). In the event the Executive accepts employment with any of the Restricted Companies, he will notify the Company via electronic mail to the attention of the Vice President and Chief Legal Officer of the Company of such acceptance and the Executive’s right to receive any remaining unpaid Salary Continuation Payments will immediately cease.

(b)          Lump Sum Payment. The Company will pay as additional severance to the Executive on April 24, 2009, Six Hundred Seventy-Five Thousand Dollars ($675,000), by wire transfer to the Executive’s account using wire transfer instructions to be provided separately by the Executive to the Company. Notwithstanding the foregoing, such payment will not be paid if the Executive accepts employment with any of the Restricted Companies at any time prior to April 24, 2009.

(c)          Medical and Dental Plans. The Company will reimburse the Executive for the monthly cost of the participation under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended of the Executive and his family throughout the period from the Termination Date through the first anniversary of the Termination Date (the “Coverage Period”), in the medical and dental plans in which the Executive participated as of the Termination Date (the “Plans”), that covered the Executive and eligible dependents of the Executive as of the Termination Date, or another plan or plans providing comparable benefits, at the same out of pocket cost that the Executive would have incurred for that coverage if he had remained in the employ of the Company through the end of the Coverage Period, provided that the Coverage Period will terminate as to the Plans immediately if and when the Executive obtains other employment that offers substantially similar or improved benefits. The Executive will execute such documents, if any, reasonably requested by the Company or required by law, in order to allow the Executive to receive the benefits contemplated in this Section 2(c).

(d)          Stock Options and Restricted Stock. The Executive currently holds the options to purchase the Company’s stock (collectively, “Stock Options”) identified on Exhibit A attached hereto and identifies which of the options are qualified under Section 422 of the Internal Revenue Code of 1986, as amended and which are not so qualified. The Executive also holds 42,500 shares of restricted stock and 9,000 performance shares, none of which are vested. Effective as of the Termination Date, any unvested Stock Options and all restricted shares held by the Executive will lapse and terminate. All vested Stock Options may be exercised by the Executive in accordance with the terms of the applicable option plans and agreements on or before the dates set forth opposite each such Stock Option on Exhibit A attached hereto. To the extent that any of such vested Stock Options are not exercised prior to the date set forth opposite such Stock Option on Exhibit A attached hereto, such option will lapse and terminate.

(e)          Outplacement. The Executive will be provided unlimited executive outplacement services from the firm of Lawrence, Allen & Kolbe, in Brookfield, Wisconsin, which will be at the Company’s expense.

(f)           Deferred Stock. The Executive will be paid all vested amounts due him under the Snap-on Incorporated Deferred Compensation Plan in accordance with the terms of such plan and the Executive’s deferral elections thereunder. Exhibit B attached hereto is the most recently available information which the Company has received with respect to the Executive thereunder.

3.            Release of the Company by the Executive. The Executive, with the intention of binding himself, his spouse, dependants, heirs, executors, administrators and assigns, does hereby release, acquit and forever discharge the Company, and all of its past, present and future officers, directors, employees, shareholders, agents, successors, assigns and attorneys, and employee benefit plans and programs, of and from all manner of actions, causes of action, arbitrations, suits, debts, sums of money, accounts, reckonings, bonds, covenants, controversies, agreements, promises, damages, judgments, charges, claims and demands (collectively, “Claims”) that the Executive now has or may have for actions, inactions or omissions of the Company on or prior to the date of this Agreement, or arising out of any facts or circumstances existing as of the date of this Agreement, and whether arising out of the Executive’s employment with the Company or otherwise including, but not limited to, Claims under the Executive Retirement Income Security Act, Claims of employment discrimination under federal, state or local laws, Claims under ADEA (as defined below), Claims under the Fair Employment Laws, Claims for violations of statute, or public policy, and any tort, contract, quasi-contract or other common law Claims; provided, however, that the foregoing release shall not apply to: (i) any breach by the Company of this Agreement; (ii) any Claims which may arise after the date this Agreement is signed; or (iii) subject to the terms and limitations therein, any Claims for indemnification under the Indemnification Agreement dated August 22, 2003, between the Company and the Executive (the “Indemnification Agreement”). The Executive acknowledges and agrees that the payments to the Executive under Section 2 above are in addition to and in lieu of any other benefits or rights the Executive may have under other stock option or incentive plan or long-term incentive or other compensation plan and that the Executive will receive no payments or benefits under any of such other plans including the Company’s 2007 Management Incentive Plan, any of the Company’s long-term incentive plans (including the 2005-2007, 2006-2008 and 2007-2009 long-term incentive plans), or the Company’s Employee Stock Plan. The Executive hereby expressly gives up any and all rights to any benefits otherwise payable under any of the Company’s severance plans and policies or incentive plans or programs, except as provided herein, and the Executive hereby expressly waives the benefits of any statute or rule of law which, if applied to this release, would otherwise exclude from its binding effect any Claims not known by the Executive to exist which arose prior to the signing of this Agreement.

The Executive agrees and expressly acknowledges that this Agreement includes a waiver and release of all claims which the Executive has or may have under the Age Discrimination in Employment Act of 1967, as amended, 29 U.S.C. § 621, et seq. (“ADEA”). The following terms and conditions apply to and are part of the waiver and release of the ADEA claims under this Agreement:

(i)           This Agreement is written in a manner calculated to be understood by the Executive.

(ii)          The waiver and release of claims under the ADEA contained in this Agreement does not cover rights or claims that may arise after the date on which the Executive signs this Agreement.

(iii)         This Agreement provides for consideration in addition to anything of value to which the Executive is already entitled.

(iv)         The Executive is granted 21 days after the Executive is presented with this Agreement to decide whether or not to sign this Agreement. This period will expire on May 15, 2007. If the Executive executes this Agreement prior to the expiration of such period, the Executive does so voluntarily and after having had the opportunity to consult with an attorney.

(v)          The Executive will have the right to revoke this Agreement within seven days of signing this Agreement. In the event this Agreement is revoked, this Agreement will be null and void in its entirety, and the Executive will not receive the payments described in Section 2 above. Any revocation should be communicated in writing by personal delivery or by first-class mail to:

Vice President and Chief Legal Officer
Snap-on Incorporated
P.O. Box 1410
2810-80th Street
Kenosha, Wisconsin 53141-1410

If the Executive does not exercise his right to revoke this Agreement, it will become effective on the eighth day after he has signed it.

4.            Advice of Counsel. The Executive represents and warrants that he has read this Agreement, that he has had adequate time to consider it, that he has been advised by the Company to consult with an attorney and has consulted with an attorney prior to executing this Agreement, that he understands the meaning and application of this Agreement and that he has signed this Agreement knowingly, voluntarily and of his own free will with the intent of being bound by it.

5.            Severability; Modification of Agreement. If any provision of this Agreement shall be found invalid or unenforceable in whole or in part, then such provisions shall be deemed to be modified or restricted to the extent and in the manner necessary to render the same valid and enforceable or shall be deemed excised from this Agreement as such circumstances may require, and this Agreement shall be construed and enforced to the maximum extent permitted by law as if such provision had been originally incorporated herein as so modified or restricted or as if such provision had not been originally incorporated herein, as the case may be.

6.            Restrictive Covenants.

(a)          No Solicitation of Customers, Distributors, Franchisees or Suppliers. For the consideration paid in Section 2 above, for the period from the Termination Date through

April 24, 2009 (the “Restricted Period”), the Executive shall not directly or indirectly, either individually or acting in concert, attempt in any manner to solicit and/or otherwise persuade or induce any person or entity who is or has been during the two year period prior to the date hereof a customer, distributor, franchisee or supplier of the Company to cease to do business with or cancel its business with the Company, to reduce the amount of business which any such customer, distributor, franchisee or supplier or former customer, distributor or supplier has customarily done or contemplated doing with the Company or to refrain from increasing the amount of business with the Company.

(b)          No Solicitation of Employees. For the consideration paid in Section 2 above, during the Restricted Period, the Executive shall not directly or indirectly, either individually or acting in concert, solicit for employment or retention any individual who is an employee, agent or representative of the Company as of the date hereof, or influence or attempt to influence any employee of the Company to terminate his or her employment with the Company.

(c)          Restricted Companies. The Executive acknowledges and agrees that the Executive’s rights to any unpaid Salary Continuation Payments under Section 2(a) above or the lump-sum payment under Section 2(b) above, will cease and terminate as provided therein in the event the Executive accepts employment with any of the Restricted Companies.

7.            Confidentiality of Terms; No Disparagement; and Confidential Information.

(a)          This Agreement and all matters relating to or leading up to the negotiation and effectuation of this Agreement are confidential and will not be disclosed to any third party except (i) to accounting and tax advisors and to employees and administrative personnel of the Company with a need to know to the extent necessary to perform services or (ii) as required by law, rule or regulation.

(b)          The Executive agrees that he will conduct himself in a professional manner and not make any disparaging, negative or other statements regarding the Company, or any of the Company’s officers, directors or employees which could reasonably be believed in any way to have an adverse effect on the business or affairs of the Company or otherwise be injurious to or not be in the best interests of the Company, any such other persons.

(c)          The Company agrees that it will conduct itself, and will cause its respective directors and officers to conduct themselves, in a professional manner and not make any disparaging, negative or other statements regarding the Executive, his professional qualifications, his employment relationship with the Company or the termination thereof, or any similar matter which could reasonably be believed in any way to have an adverse effect on the Executive’s professional reputation or prospects or personal affairs or otherwise be injurious to or not be in the best interests of the Executive.

(d)          The Executive agrees to keep all Confidential Information (as defined below) in confidence and as private and privileged records of the Company and will not divulge or disclose any Confidential Information at any time. Confidential Information is highly valuable to the Company, and disclosure of such information would cause serious competitive harm. “Confidential Information” is any and all information relating to the Company’s (including all affiliated companies) private or proprietary matters, confidential matters or trade secrets and includes, but is not limited to, information of a technical nature, such as methods, know-how, formulas, compositions, processes, discoveries, machines, inventions, ideas, computer programs, software, data, data analysis, data compilations, research projects, and business information concerning the Company’s strategies, products, production, development, costs, purchasing, pricing, profits, market, sales, accounts, customers, franchisees, financing, expansions, and other information relating to its business practices or policies.

8.            No Assistance in Litigation. The Executive agrees not to aid in, voluntarily assist in, or encourage the pursuit of litigation or any other form of legal or administrative proceeding against the Company by any other person or entity. In the event that the Executive is required to divulge or make any disclosure of any confidential information relating to his knowledge of the Company pursuant to a court order or subpoena, the Executive agrees to provide written notice of such legal process to the Company within three business days of the Executive’s receipt of the legal process. At no time shall the Executive accept any payment, other than statutory witness fees, to testify in any legal proceeding or arbitration against the Company.

9.            Release of the Executive by the Company. The Company, on behalf of itself and its present and former directors, officers, agents, representatives and employees, hereby releases the Executive from any and all Claims whatsoever that any of them has or may have against the Executive relating to any action, inaction or omission of the Executive prior to the date of this Agreement or any facts or circumstances existing as of the date of this Agreement, and whether arising out of the Executive’s employment with the Company or otherwise; provided, however, that this release does not apply to (i) any breach or failure by the Executive to perform his obligations under this Agreement, (ii) any criminal act on the part of the Executive directly and adversely affecting the Company, (iii) any Claim which may arise after the date this Agreement is signed, or (iv) any Claim of the Company under the Indemnification Agreement.

10.          Acknowledgment of the Executive. The Executive acknowledges that he is not aware of any violation by the Company or any of its officers or directors of any law, rule or regulation or of any policy of the Company (including any applicable code of conduct) which could have a material effect on the Company.

11.          Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of and be enforceable by the parties hereto and their respective successors and assigns. Notwithstanding the foregoing, neither this Agreement nor any rights hereunder may be assigned to any party by the Company or the Executive without the prior written consent of the other party hereto.

12.          Entire Agreement. The Executive and the Company each represent and warrant that no promise or inducement has been offered or made except as set forth herein and that the consideration stated herein is the sole consideration for this Agreement. This Agreement contains the entire agreement between the parties with respect to payments to be made by the Company to the Executive and the obligations of the Executive and the Company regarding non-competition, non-solicitation, confidentiality and nondisparagement, superseding all prior agreements. The parties agree that it is their intent that this Agreement be fair and reasonable to both parties.

13.          Withholding. The Company may withhold from any amounts payable under this Agreement and pay over to the appropriate taxing authority such federal, state, or local taxes as shall be required to be withheld pursuant to any applicable law or regulation.

14.          Remedies for the Company. Nothing in this Agreement, including the provisions of Sections 2(a) above and 2(b) above, which require the forfeiture of payments by the Executive, will be deemed to limit the remedies of the Company for breach of this Agreement by the Executive or create any liquidated damages for the Company. The Executive acknowledges and agrees that the Company will have all rights and remedies available at law or in equity, including the ability to obtain specific performance, to enforce the terms of this Agreement.

THE EXECUTIVE ACKNOWLEDGES THAT HE WAS GIVEN, PRIOR TO SIGNING THIS AGREEMENT, A PERIOD OF AT LEAST 21 DAYS FROM DELIVERY TO HIM OF THIS AGREEMENT WITHIN WHICH TO CONSIDER THIS AGREEMENT.

PLEASE READ CAREFULLY. THIS AGREEMENT CONTAINS A RELEASE OF KNOWN AND UNKNOWN CLAIMS.

THE EXECUTIVE:	THE COMPANY: SNAP-ON INCORPORATED

/s/ Alan T. Biland	By:	/s/ Iain Boyd
Alan T. Biland	Name:	Iain Boyd
	Title:	Vice President Human Resources

Date: April 29, 2007	Date: May 8, 2007

EXHIBIT A
VESTED OPTIONS FOR ALAN T. BILAND

Number of Vested Options		Executive Price Per Share	Date of Grant	Expiration Date for Exercise of Options

2,185	*	$ 45.75	April 6, 1998	July 24, 2007

2,815		$ 45.75	April 6, 1998	October 24, 2007

5,796	*	$ 34.50	January 22, 1999	July 24, 2007

6,204		$ 34.50	January 22, 1999	October 24, 2007

3,405	*	$ 29.36	April 27, 2001	July 24, 2007

16,595		$ 29.36	April 27, 2001	October 24, 2007

10,000		$ 26.23	June 21, 2001	October 24, 2007

3,103	*	$ 32.22	January 25, 2002	July 24, 2007

16,897		$ 32.22	January 25, 2002	October 24, 2007

3,982	*	$ 25.11	January 24, 2003	July 24, 2007

9,518		$ 25.11	January 24, 2003	October 24, 2007

3,172	*	$ 31.52	January 23, 2004	July 24, 2007

10,328		$ 31.52	January 23, 2004	October 24, 2007

14,000		$ 33.75	February 18, 2005	October 24, 2007

16,000		$ 31.48	April 1, 2005	October 24, 2007

21,000		$ 39.35	February 16, 2006	October 24, 2007

*The options are incentive stock options under Section 422 of the Internal Revenue Code of 1986, as amended. All other options are not qualified under such Section 422.